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                                                                    EXHIBIT 99.1


[COMPANY LOGO]

                                                                    NEWS RELEASE
CONTACTS:
Laurie Latham                                       Investor Relations
Chief Financial Officer                             Shelton Communications Group
ViewCast Corporation                                Katherine Stubblefield
Tel: 972-488-7200                                   Tel: 512- 482-8644


               VIEWCAST RECEIVES $2 MILLION IN NEW EQUITY FUNDING

DALLAS (November 7, 2001) - ViewCast Corporation (Nasdaq: VCST), a leading provider of Internet and networked video solutions, today announced that it has secured $2 million in new equity funding from H.T. Ardinger, the company's largest shareholder and a director of the company.

The company issued 200,000 shares of Series C Convertible Preferred Stock at $10 per share. The Series C Convertible Preferred Stock is convertible into shares of common stock at a fixed price of $0.60 per share, subject to certain requirements.

"ViewCast has dedicated shareholders who continue to support our objectives," said George Platt, ViewCast's president and CEO. "In light of constrained capital markets, we are pleased to complete this transaction as testament to our business strategy, our products and the growth potential for the markets we serve. These proceeds will be used to carry out our business initiatives."

The Series C Convertible Preferred Stock has not been registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT VIEWCAST CORPORATION
ViewCast develops products and services that provide video networked solutions. ViewCast maximizes the value of video through its core businesses: Osprey(R) Video provides the streaming media industry's de facto standard capture cards; ViewCast Systems integrates turnkey streaming and video distribution systems; and ViewCast Online delivers complete B2B solutions and video delivery for online video communications. From streaming digital video on the Internet to distribution of broadcast-quality video throughout the corporate enterprise, plus comprehensive "click, create and view" video software applications, ViewCast provides the complete range of video solutions.

Visit the company's Web sites (http://www.viewcast.com http://www.viewcastonline.com and http://www.ospreyvideo.com) for more information.

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause the actual results to differ materially, include the ability of the Company to develop and market new products as technology evolves and the ability of the Company to obtain and enforce its patents and trademarks and avoid infringing upon third parties' patents and trademarks. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the Company's Prospectus filed on July 14, 2000 and its reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission. All trademarks are property of their respective holders.


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